Exhibit 99.1

Specialized Industries LP

Contents

Independent Auditor’s Report on the Financial Statements	1

Financial Statements

Consolidated Balance Sheets	2

Consolidated Statements of Income and Comprehensive Income	3

Consolidated Statements of Partnership Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6-16

Exhibit 99.1

Independent Auditor’s Report
on the Financial Statements

To the Board of Directors
Specialized Industries LP and Subsidiaries
New Berlin, Wisconsin

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Specialized Industries LP and Subsidiaries which comprise the consolidated balance sheets as of December 28, 2013 and December 29, 2012, and the related consolidated statements of income and comprehensive income, changes in partnership equity and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Specialized Industries LP and Subsidiaries as of December 28, 2013 and December 29, 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP
Madison, Wisconsin
May 9, 2014

Exhibit 99.1

Specialized Industries LP and Subsidiaries

Consolidated Balance Sheets
December 28, 2013 and December 29, 2012

	2013	2012
Assets

Current Assets
Cash	$204,360	$108,559
Accounts receivable, less allowance for doubtful accounts
of $527,000 in 2013 and $394,000 in 2012	19,047,425	18,781,114
Inventories	42,009,864	40,889,348
Prepaid expenses and other current assets	3,270,523	3,135,681
Deferred income taxes	1,106,000	940,000

Total current assets	65,638,172	63,854,702

Rental Equipment, net of accumulated depreciation
of $5,957,000 in 2013 and $3,152,000 in 2012	24,426,375	23,543,018

Property, Plant and Equipment
Land	878,345	881,366
Buildings and leasehold improvements	8,285,347	7,940,678
Machinery and equipment	12,577,836	11,512,984
	21,741,528	20,335,028
Less accumulated depreciation	9,528,489	8,953,238

Total property, plant and equipment	12,213,039	11,381,790

Other Assets
Intangible assets - definite lived	11,141,375	11,871,386
Intangible assets - indefinite lived	12,125,507	12,299,237
Other	1,958,670	2,228,427

Total other assets	25,225,552	26,399,050

Total assets	$127,503,138	$125,178,560

Liabilities and Partnership Equity

Current Liabilities
Accounts payable	$8,658,377	$6,998,772
Current portion of long-term debt	1,060,370	1,025,421
Customer advances	642,745	1,644,339
Accrued liabilities:
Compensation and related taxes	3,130,561	2,896,853
Warranty	1,253,997	1,074,459
Other	882,337	851,485
Interest	50,417	75,000

Total current liabilities	15,678,804	14,566,329

Long-Term Debt, less current portion	30,197,170	39,098,834
Deferred Income Taxes	724,877	749,230
Deferred Compensation	7,524,000	2,878,000

Total long-term liabilities	38,446,047	42,726,064

Partnership Equity
Partnership equity	71,368,737	64,776,330
Accumulated other comprehensive income	2,009,550	3,109,837
Total partnership equity	73,378,287	67,886,167

Total liabilities and partnership equity	$127,503,138	$125,178,560

See Notes to Consolidated Financial Statements.

Exhibit 99.1

Specialized Industries LP and Subsidiaries

Consolidated Statements of Income and Comprehensive Income
Years Ended December 28, 2013 and December 29, 2012

	2013	2012

Net sales	$146,719,206	$131,382,675

Cost of goods sold	106,549,069	97,739,513

Gross profit	40,170,137	33,643,162

Selling and administrative expenses	26,948,015	21,523,022

Operating income	13,222,122	12,120,140

Other expense:
Interest expense	1,188,654	1,282,167
Other expense (income) - net	178,190	(45,819)

Total other expense	1,366,844	1,236,348

Income before income taxes	11,855,278	10,883,792

Income tax expense (benefit):
Current	1,834,066	1,782,660
Deferred	(179,859)	(77,266)
	1,654,207	1,705,394

Net income	10,201,071	9,178,398

Other comprehensive (loss) income:

Foreign currency translation	(1,100,287)	226,296

Amortization of unrealized loss on interest rate swap	—	68,190

Other comprehensive (loss) income	(1,100,287)	294,486

Comprehensive income	$9,100,784	$9,472,884

See Notes to Consolidated Financial Statements.

Exhibit 99.1

Specialized Industries LP and Subsidiaries

Consolidated Statements of Partnership Equity
Years Ended December 28, 2013 and December 29, 2012

		Accumulated Other
	Partnership	Comprehensive
	Equity	Income	Total

Balance at December 31, 2011	$59,103,208	$2,815,351	$61,918,559

Net income for the year	9,178,398	—	9,178,398

Partnership distributions	(3,459,219)	—	(3,459,219)

Tax distributions	(46,057)	—	(46,057)

Other comprehensive income:
Amortization of unrealized loss on interest rate swap	—	68,190	68,190
Foreign currency translation	—	226,296	226,296

Balance at December 29, 2012	64,776,330	3,109,837	67,886,167

Net income for the year	10,201,071	—	10,201,071

Partnership distributions	(3,453,657)	—	(3,453,657)

Tax distributions	(155,007)	—	(155,007)

Other comprehensive income:
Foreign currency translation	—	(1,100,287)	(1,100,287)

Balance at December 28, 2013	$71,368,737	$2,009,550	$73,378,287

See Notes to Consolidated Financial Statements.

Exhibit 99.1

Specialized Industries LP and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 28, 2013 and December 29, 2012

	2013	2012
Cash Flows from Operating Activities
Net income	$10,201,071	$9,178,398
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation of equipment rented to others	4,525,062	3,142,782
Depreciation of property, plant and equipment	1,350,662	1,328,184
Deferred income taxes	(179,859)	(77,266)
Decrease in interest rate swap	—	(135,654)
Amortization of deferred expenses	563,691	487,212
Proceeds from sales of rental equipment	12,862,058	7,023,905
Changes in operating assets and liabilities:
Accounts receivable	(517,107)	1,471,616
Inventories and rental equipment	(19,691,879)	(24,274,168)
Other assets	(143,346)	(805,657)
Accounts payable	892,205	(220,290)
Accrued expenses	4,171,050	1,647,573
Net cash provided by (used in) operating activities	14,033,608	(1,233,365)

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(2,304,508)	(1,606,046)
Net cash used in investing activities	(2,304,508)	(1,606,046)

Cash Flows from Financing Activities
Checks in excess of bank balance	780,965	(1,384,690)
Borrowings on revolving credit facility	143,840,218	18,636,034
Payments on revolving credit facility	(151,759,322)	(14,949,751)
Issuance of long-term debt	79,789	5,000,000
Payments on long-term debt	(1,027,401)	(464,144)
Distributions to partners	(3,453,657)	(3,459,219)
Deferred financing costs	—	(450,000)
Partnership tax distributions	(155,007)	(46,057)
Net cash (used in) provided by financing activities	(11,694,415)	2,882,173

Effect of exchange rates on cash	61,116	(39,692)

Net increase in cash	95,801	3,070

Cash:
Beginning	108,559	105,489

Ending	$204,360	$108,559

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$1,064,000	$1,241,000
Cash paid for income taxes	1,960,000	1,956,000

Supplemental Schedule of Noncash Operating Activities
Inventory transferred to rental equipment	$18,338,867	$22,373,588

See Notes to Consolidated Financial Statements.

Specialized Industries LP and Subsidiaries

Notes to Consolidated Financial Statements                             Exhibit 99.1

Description of Operations

Specialized Industries LP and Subsidiaries, a Delaware limited partnership, is the parent company to Wausau-Everest, LP (Wausau-Everest), Super Products, LLC (Super), Howard P. Fairfield, LLC (Fairfield) and Fond du Lac Investments, LLC (FDL Investments). Wausau-Everest is the parent company to Wausau Equipment Company, Inc. (Wausau) and Everest Equipment Co. (Everest).

Wausau is involved in the design and manufacture of heavy-duty snow removal and ice control equipment, with manufacturing facilities in New Berlin and Fond du Lac, Wisconsin. Wausau’s products are used primarily by municipalities, state departments of transportation and airports in North America. A portion of Wausau’s sales includes truck chassis which are not manufactured by the Company.

Everest is involved in the design and manufacture of heavy-duty snow removal and ice control equipment and the design and manufacture of custom construction forms used primarily in the construction of tunnels. The manufacturing facility is located in Ayer’s Cliff, Quebec, Canada. Everest’s products are used by municipalities, state departments of transportation and construction firms in North America. Total assets located in Canada as of December 28, 2013 and December 29, 2012, amounted to approximately $20,410,000 and $19,692,000, respectively.

Super is involved in the design and manufacture of truck mounted industrial vacuum loaders, combination sewer cleaners, hydro excavators, and liquid vacuum trucks. Super’s customers are primarily municipalities and environmental contractors and are located worldwide. A portion of Super’s sales includes truck chassis which are not manufactured by the Company.

Super also operates a rental business dedicated to the leasing of vacuum trucks to environmental contractors and other customers.

Fairfield is involved in the custom installation and distribution of specialized work truck and related equipment, such as snow removal and ice control equipment, street sweepers, roadside movers, sewer and asphalt maintenance equipment and related parts and accessories. Fairfield’s customers are primarily municipalities, state departments of transportation, contractors, and airports throughout New England.

Fond du Lac Investments, LLC is a Wisconsin limited liability company formed for the purpose of acquiring land and owning industrial real estate in Fond du Lac, Wisconsin.

These financial results and balance sheets are referred to as “Company” in the accompanying financial statements. The Company consolidates the accounts of its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Note 1.	Summary of Significant Accounting Policies

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

Fiscal Year: The Company’s fiscal year is the 52 or 53-week period ending the Saturday nearest December 31. The year ended December 28, 2013 consisted of 52 weeks (referenced as 2013) and the year ended December 29, 2012 consisted of 52 weeks (referenced as 2012).

Specialized Industries LP and Subsidiaries

Notes to Consolidated Financial Statements                             Exhibit 99.1

Summary of Significant Accounting Policies (Continued)
Cash: The Company’s management periodically evaluates the creditworthiness of the financial institutions in which it places its cash and investments. The Company had cash deposited in financial institutions in which the balances exceed the federal government agency (FDIC) insured limit of $250,000 for the year ended December 28, 2013. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risk.

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable represents uncollateralized customer obligations due under normal trade terms. The Company performs continuing credit evaluations of their customers’ financial condition.

Management regularly reviews accounts receivable and establishes an allowance for contractually past due items based upon knowledge of the customer and payment history. When the receivable is deemed uncollectible, the amount is written off. Based upon information available to the Company, management believes that the allowance for doubtful accounts as of December 28, 2013 and December 29, 2012 is adequate.

Inventories: Inventories are stated at the lower of cost (weighted-average) or market (net realizable value).

Inventories consist of the following as of December 28, 2013 and December 29, 2012:

	2013	2012

Finished equipment	$12,289,962	$11,890,041
Work-in-progress	6,944,621	9,567,835
Raw materials for manufacturing and replacement parts	22,775,281	19,431,472

	$42,009,864	$40,889,348

Property, Plant and Equipment: Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the following estimated useful lives or over the life of the lease, if shorter:

Buildings	39-40 years
Building and leasehold improvements	8-40 years
Machinery and equipment	3-8 years
Furniture and fixtures	5-7 years
Computer hardware and software	3-5 years

Normal repairs and maintenance are expensed as incurred. Expenditures which materially increase values, change capacity or extend useful lives are capitalized.

Definite and Indefinite Lived Intangible Assets: Definite-lived intangible assets consist of established distribution networks. Indefinite-lived intangible assets consist of brand names, logos, and trademarks.

Specialized Industries LP and Subsidiaries

Notes to Consolidated Financial Statements                             Exhibit 99.1

Summary of Significant Accounting Policies (Continued)
At December 28, 2013 and December 29, 2012, indefinite-lived intangible assets were $12,125,507 and $12,299,237, respectively. The change in assets relates to changes in foreign currency. The Company evaluates the carrying value of other indefinite-lived intangible assets annually. When evaluating whether indefinite-lived intangible assets are impaired, the Company compares the fair value of the reporting unit to the unit’s carrying amount. The fair value of the reporting unit is estimated using a combination of income or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured.

When evaluating whether other definite-lived intangible assets and property, plant and equipment are impaired, the Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The evaluation of asset impairment requires the Company to make assumptions about future cash flows and events over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. During the years ended December 28, 2013 and December 29, 2012, the Company conducted the impairment review and concluded that there was no impairment loss related to other intangible assets.

Deferred Financing Costs: In connection with the long-term debt agreement (Note 3), the Company incurred financing costs of $450,000. These fees are being amortized over the life of the loan in a method that approximates the effective interest method and are included in other assets net of accumulated amortization of $173,000 and $23,000 at December 28, 2013 and December 29, 2012, respectively. Amortization expense amounted to $150,000 and $23,000 for the years ended December 28, 2013 and December 29, 2012, respectively, and is included in interest expense on the accompanying consolidated statements of income.

Accounts Payable: Included in accounts payable as of December 28, 2013 and December 29, 2012 are checks written in excess of bank balances totaling approximately $1,140,000 and $359,000, respectively. The remaining balance in accounts payable arises from transactions with suppliers in the normal course of business which are due in customary trade terms not exceeding approximately one year.

Warranty Reserve: The Company’s products generally are subject to warranties that range from 1 to
5 years and, therefore, liabilities are established for the estimated future costs of repair or replacement recognized at the time the related sale is recorded. These liabilities are adjusted based on management’s best estimates of future warranty costs after considering historical and projected product failure rates and product repair costs. In the event that actual experience differs from these best estimates, changes in the Company’s warranty liabilities may become necessary.

Income Taxes: The Company is organized as a partnership. Income taxes are payable personally by the partners. Accordingly, no provision has been made for income taxes attributable to earnings taxed at the partnership level.

The Company has two subsidiaries, Wausau, organized as a C-Corporation and Everest, a foreign entity, that use the asset and liability method in providing income taxes on all transactions that have been recognized in the consolidated financial statements. This method requires the adjustment of deferred taxes to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax benefits, as well as other changes in income tax laws, that are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Specialized Industries LP and Subsidiaries

Notes to Consolidated Financial Statements                             Exhibit 99.1

Summary of Significant Accounting Policies (Continued)
The Company follows the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Income Taxes. As required by the uncertain tax position guidance in ASC 740, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not-threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company applies the uncertain tax position guidance in ASC 740 to all tax positions for which the statute of the limitations remains open. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for the years before 2010.

As of December 28, 2013, the Company believes the guidance to have no effect on its consolidated financial statements. Additionally, the guidance provides for the recognition of interest and penalties related to income taxes. There were no interest or penalties related to income tax that have been accrued or recognized as of and for the years ended December 28, 2013 and December 29, 2012.

Revenue Recognition: In most cases, revenue recognition for product sales is recognized when persuasive evidence of an arrangement exists, substantial risk and title passes to the customer, the fee is fixed or determinable, and collectability is reasonably assured. Based upon the Company’s standard shipping terms, FOB origin, title passes upon shipment of the products to the customer.

Rental Equipment: The Company enters into lease agreements with certain customers. All leasing agreements are classified as operating leases and are not longer than 2 years. Under the operating method of accounting for leases, the cost of the equipment is recorded as an asset and is depreciated over its estimated useful life and the rental income is recognized ratably as the lease rental payments are earned. Rental income for the years ended December 28, 2013 and December 29, 2012 was approximately $11,404,000 and $7,947,000, respectively. The Company records revenue related to the sale of rental equipment in the same manner as their revenue recognition policy above.

Employee Retirement Plans: The Company has retirement plans covering all employees who meet age and service requirements. The plan allows for participant contributions, which can be matched on a discretionary basis by the Company. Total employer contributions amounted to approximately $340,000 and $334,000 for the years ended December 28, 2013 and December 29, 2012, respectively.

Equity Incentive Plan: The Company established an equity incentive plan effective as of
December 14, 2005. The purpose of the equity incentive plan is to provide additional incentives to key employees. The Board of Directors of the Company has sole discretion in granting Class C units to key employees. The awards were determined to be accounted for as liability awards as they are cash settled and the holders do not share in the risks of the business, only the incremental growth of the Company. Such awards require that compensation expense be recorded for changes in the fair value of the Class C units at each reporting period. During 2013 and 2012, the Company did not issue any additional Class C units to employees. The key employees are fully vested as of December 28, 2013 and December 29, 2012. There was compensation expense of approximately $4,000,000 and $991,000 related to these units for the years ended December 28, 2013 and December 29, 2012, respectively. The obligation related to this plan as of December 28, 2013 and December 29, 2012 was approximately $6,372,000 and $2,373,000, respectively, and is recognized in the accompanying consolidated balance sheets as a long-term deferred compensation liability.

Specialized Industries LP and Subsidiaries

Notes to Consolidated Financial Statements                             Exhibit 99.1

Summary of Significant Accounting Policies (Continued)
Net Equity Appreciation Rights: The Company established a net equity appreciation right agreement with a key employee effective October 13, 2006. The key employee received a 0.5 percent share of the net equity appreciation payable upon the sale of the Company or retirement. Net equity appreciation is calculated as the enterprise value that exceeds the base equity value as defined in the agreement. The key employee is fully vested, but forfeits any right to payment if they terminate employment for any reason other than retirement. There was compensation expense of approximately $222,000 and $47,000 related to this plan for the years ended December 28, 2013 and December 29, 2012, respectively. The obligation related to this plan as of December 28, 2013 and December 29, 2012 was approximately $477,000 and $255,000, respectively, and is recognized in the accompanying consolidated balance sheets as a long-term deferred compensation liability.

Change of Control Bonus Agreements: The Company established change of control bonus agreements with two key employees effective November 11, 2011 and December 19, 2012. The key employees each received a bonus calculated at 1 percent of the Formula Value as defined in the agreement payable upon the sale of the Company. The key employees are fully vested, but forfeit any right to payment if they terminate employment prior to the sale of Company. There was compensation expense of approximately $425,000 and $285,000 related to this plan for the years ended December 28, 2013 and December 29, 2012. The obligation related to this plan as of December 28, 2013 and December 29, 2012 was approximately $675,000 and $250,000, respectively, and is recognized in the accompanying consolidated balance sheets as a long-term deferred compensation liability.

Translation of Foreign Currencies: The functional currency of the Company’s Canadian operations is the local currency. Accordingly, assets and liabilities are translated at the rate of exchange at the balance sheet date, and revenue and expenses are translated using the weighted-average exchange rate for the period. Resulting foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income. The Company’s foreign currency transaction gain (loss) for the years ended December 28, 2013 and December 29, 2012 was approximately $234,000 and $(119,000), respectively.

Comprehensive Income: Comprehensive income includes net income and other non-owner changes in equity which bypass the statement of income and are reported as a separate component of equity. The components of other comprehensive income include $2,009,550 and $3,109,837 of accumulated gain due to foreign currency translation adjustments in the years ended December 28, 2013 and
December 29, 2012, respectively.

Interest Rate Swap Agreement: The Company’s interest rate swap agreement matured during the year ended December 29, 2012, and the Company did not enter into a new agreement. At the origination of the interest rate swap agreement, the Company designated the interest swap as a hedging instrument and recorded the change in fair value through accumulated other comprehensive income. Subsequent to that designation in 2010, the Company determined the swap was no longer effective and the change in the fair value of the interest rate swap was reported in the consolidated statement of income, and the cumulative amount of the previous change in fair value was amortized out of other comprehensive income over the remaining life of the swap. During the year ending December 29, 2012, the Company amortized out of other comprehensive income $68,190, which was included in interest expense on the consolidated statement of income. As of December 29, 2012, the ineffective portion of the interest rate swap had been fully amortized out of other accumulated comprehensive income.

Advertising Costs: The Company conducts non-direct response advertising. These costs are expensed as incurred. Advertising costs for the years ended December 28, 2013 and December 29, 2012 were approximately $216,000 and $166,000, respectively.

Specialized Industries LP and Subsidiaries

Notes to Consolidated Financial Statements                             Exhibit 99.1

Summary of Significant Accounting Policies (Continued)
Research and Development: Research and development costs are expensed as incurred and are included in the selling and administrative expenses caption in the consolidated statements of income. Research and development expense was approximately $873,000 and $715,000 for the years ended December 28, 2013 and December 29, 2012, respectively.

Financial Instruments: The carrying value of cash, accounts receivable, accounts payable and accrued liabilities are a reasonable estimate of their fair market value due to the short-term nature of these instruments. The carrying values of long-term obligations approximate their fair market value due to the variable nature of the interest rates.

Taxes Collected from Customers: The Company accounts for sales taxes imposed on its goods and services on a net basis in the consolidated statement of income.

The Company presents all non-income government-assessed taxes (sales and use) collected from its customers and remitted to governmental agencies on a net basis (excluded from revenue) in its consolidated financial statements.

Reclassifications: Certain items in the 2012 consolidated financial statements have been reclassified to conform to the 2013 presentation with no impact on net income.

Subsequent Events: The Company evaluated its December 28, 2013, consolidated financial statements for subsequent events through May 9, 2014, the date the consolidated financial statements were available to be issued.

On February 24, 2014, the Company entered into an agreement to sell the operating units of Specialized Industries, LP to Alamo Group Inc. Total consideration for the sale is approximately $186 million, subject to certain adjustments. The purchase is expected to close in May 2014 and is subject to receiving regulatory approval and completion of other pre-closing requirements. Class A and Class B interests have a liquidation value of approximately $143,550,000 and $6,500,000, respectively. These amounts are subject to certain adjustments.

Note 2.	Long-Term Debt

Long-term debt consists of the following:

	2013	2012

Revolving credit facility	$27,231,850	$35,150,954
Term loan	3,916,667	4,916,667
Other	109,023	56,634
	31,257,540	40,124,255
Less: current maturities	(1,060,370)	(1,025,421)

	$30,197,170	$39,098,834

The revolving credit facility payable to a financial institution provides for borrowings up to $45 million subject to certain borrowing base requirements. The maximum amount that can be outstanding under the facility is limited to a formula utilizing accounts receivable and inventory. The Company’s remaining borrowing availability under the facility was approximately $17.1 million at December 28, 2013. Additionally, a term loan in the original amount of $5 million is provided for in the credit facility.

Specialized Industries LP and Subsidiaries

Notes to Consolidated Financial Statements                             Exhibit 99.1

Long-Term Debt (Continued)

Interest rates on any borrowings under the Company’s credit facility are payable, at the option of the Company, at 1) the bank’s prime rate plus an applicable margin, or 2) at a rate utilizing LIBOR plus an applicable margin. The margins range from 0 percent to 0.5 percent for base rate borrowings and 1.75 percent to 2.75 percent for LIBOR borrowings. The prime rate was 3.25 percent at December 28, 2013 and December 29, 2012. The LIBOR rate was .16825 percent and .2027 percent as at December 28, 2013 and December 29, 2012, respectively.

Any balances outstanding under the $45 million revolving credit facility are due in one payment on November 21, 2015. The balances outstanding under the term loan are payable in monthly installments of $83,333, plus a final payment of any balance outstanding on November 21, 2015. Collateral for the facility include substantially all assets of the Company. Restrictive covenants include, among other items, limitations on additional indebtedness, capital expenditures, and operating lease payments, plus the maintenance of certain financial ratios. The Company was in violation of one covenant related to the furnishing of audited financial statements to the lender within one hundred and twenty days of year end, for which the Company obtained a written waiver of compliance from the Bank.

The aggregate maturities of long-term debt are as follows:

Years Ending

2014	$1,060,370
2015	30,197,170

$31,257,540

Note 3.	Operating Leases

Certain facilities are leased from related parties and outside investors. Rent expense related to these leases was approximately $327,000 during both 2013 and 2012. Rent expense for all leased facilities was approximately $1,293,000 and $1,126,000 during 2013 and 2012, respectively.

Minimum future lease payments under all operating leases for the years subsequent to
December 28, 2013, are approximately:

	Related Party	Non-Related Party	Total

2014	$ 344,000	$1,092,000	$1,436,000
2015	348,000	967,000	1,315,000
2016	358,000	751,000	1,109,000
2017	243,000	717,000	960,000
2018	—	526,000	526,000
Thereafter	—	547,000	547,000

	$1,293,000	$4,600,000	$5,893,000

Specialized Industries LP and Subsidiaries

Notes to Consolidated Financial Statements                             Exhibit 99.1

Note 4.	Income Taxes

Net deferred tax assets consist of the following components as of December 28, 2013 and December 29, 2012:

	2013	2012

Deferred tax assets
Allowance for doubtful accounts	$ 88,000	$ 78,000
Inventories	443,000	441,000
Accrued warranty	351,000	273,000
Other accrued expenses	224,000	148,000
	1,106,000	940,000

Deferred tax liabilities
Property, plant and equipment	520,000	543,000
Intangible assets	204,877	206,230
	724,877	749,230

Net deferred tax asset	$ 381,123	$ 190,770

The deferred tax amounts mentioned above have been classified on the accompanying consolidated balance sheets as of December 29, 2013 and December 28, 2012, as follows:

	2013	2012

Current asset	$ 1,106,000	$ 940,000
Noncurrent liability	(724,877)	(749,230)

	$ 381,123	$ 190,770

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for 2013 and 2012, due to the following:

	2013	2012

Computed expected income tax expense	$ 4,030,795	$ 3,700,489
Increase (decrease) in income taxes resulting from:
State income tax expense (net of federal benefit)	110,000	137,000
Nondeductible expenses	(46,000)	(38,000)
Prior year true ups	(8,000)	(97,000)
Tax credits	(30,000)	(20,000)
Pass through entity income	(2,147,502)	(2,052,000)
Other	(255,086)	74,905
	$ 1,654,207	$ 1,705,394

Specialized Industries LP and Subsidiaries

Notes to Consolidated Financial Statements                             Exhibit 99.1

Note 5.	Partnership Agreement

Under the terms of the Amended and Restated Partnership Agreement (the Partnership Agreement) net income is generally allocated among the partners in proportion to their ownership interests. The Company is required to make distributions to fund the related tax obligation of the Partners.

The priority of distributions other than for taxes is as follows: 1) to Class A Limited Partners pro rata in accordance with their respective Unreturned Capital Contributions, until the Unreturned Capital Contributions of the Class A Limited Partner have been reduced to zero; 2) to the Class A Limited Partners and the Class B Limited Partners in proportion to their respective Pre-Preferred Return Partnership Interests, until a cumulative amount has been distributed equal to the Capital Contributions of the Class A Limited Partner and the Preferred Return with respect thereto; and 3) to all the Partners in proportion to their Partnership Interests.

The Partnership Agreement restricts the transfer of units by the Partners. The Company may elect to purchase Class C units held by employees upon termination of employment.

The following units are vested and outstanding at the end of 2013 and 2012:

Units

Class A units	4,848,060
Class B units	330,549
Class C units	330,550

Note 6.	Product Warranty Liability

The changes in the Company’s product warranty liability are as follows:

Liability at January 1, 2012	$ 985,245

Provision for warranty	1,213,000
Warranty claims and expenditures	(1,123,786)

Liability at December 29, 2012	1,074,459

Provision for warranty	1,456,000
Warranty claims and expenditures	(1,276,462)

Liability at December 28, 2013	$ 1,253,997

Specialized Industries LP and Subsidiaries

Notes to Consolidated Financial Statements                             Exhibit 99.1

Note 7.	Other Assets

Other assets include the following amortizable assets at December 28, 2013 and December 29, 2012:

	2013	2012

Non-compete and employment agreements	$ 907,753	$ 924,142
Patents and drawings	2,350,538	2,398,880
Debt closing costs	450,000	450,000
Other	77,097	77,097
Less accumulated amortization	(1,826,718)	(1,621,692)

	$ 1,958,670	$ 2,228,427

The non-compete and employment agreements are being amortized on a straight-line basis over 5 years.

The patents and drawings have 30 year lives and are being amortized on a straight-line basis over 30 years.

The debt closing costs are being amortized on a straight-line basis over the lives of the respective loans.

Amortization expense amounted to approximately $235,000 and $157,000 for the years ended December 28, 2013 and December 29, 2012, respectively. Estimated amortization expense related to other assets for the years ended after December 28, 2013 are as follows:

Years Ending

2014	$ 232,000
2015	202,000
2016	77,000
2017	77,000
2018	77,000
Thereafter	1,294,000

$ 1,959,000

Specialized Industries LP and Subsidiaries

Notes to Consolidated Financial Statements                             Exhibit 99.1

Note 8.	Definite Lived Intangible Assets

Definite lived intangible assets consist of the following at December 28, 2013 and December 29, 2012:

	Gross		Net
	Carrying	Accumulated	Carrying
December 28, 2013	Amount	Amortization	Amount

Amortized intangible assets:
Distribution network	$ 12,411,394	$ 1,270,019	$ 11,141,375

December 29, 2012

Amortized intangible assets:
Distribution network	$ 12,695,283	$ 823,897	$ 11,871,386

Distribution networks were not amortized prior to January 2, 2010 when it was determined that the distribution network has a definite life of 39 years.

Amortization expense relating to the aforementioned intangible assets included in the accompanying consolidated statements of income for the years ended December 28, 2013 and December 29, 2012 was approximately $322,000 and $330,000, respectively.

Estimated amortization expense for the remaining life of the distribution network is as follows:

Years Ending

2014	$ 331,000
2015	331,000
2016	331,000
2017	331,000
2018	331,000
Thereafter	9,486,000

$ 11,141,000

Note 9.	Related Party Transactions

Administrative charges from a related party were approximately $986,000 for both December 28, 2013 and December 29, 2012, and were recorded in selling and administrative expenses in the accompanying consolidated statements of income.